Consent of Ernst & Young LLP, Independent Auditors




We consent to the references to our firm under the captions "Financial Highlights" in the Pioneer Real Estate Shares' Class A, Class B and Class C Shares, and Class Y Shares Prospectuses, and "Independent Auditors" and "Financial Statements" in the Pioneer Real Estate Shares' Class A, Class B, Class C and Class Y Shares Statement of Additional Information in Post-Effective Amendment No. 21 to the Registration Statement of Pioneer Real Estate Shares, and to the incorporation by reference in Post-Effective Amendment No. 21 of our report on the financial statements and financial highlights for the year ended December 31, 2003 of Pioneer Real Estate Shares, dated February 17, 2004, (Form N-1A, 1933 Act File No. 33-65822), which is incorporated by reference in Post-Effective Amendment Number 22 to the Registration Statement of Pioneer Real Estate Shares.




                              /s/ ERNST & YOUNG LLP


Boston, Massachusetts
May 24, 2004